EXHIBIT 10.19

June 3, 2003

Mr. Darrel L. Posegate
EVP/CFO
HF Financial Corp.
P.O. Box 5000
Sioux Falls, South Dakota 57117-5000

Dear Darrel:

First Tennessee Bank National Association, hereinafter called (“FTB” and/or “Lender”) has approved a Revolving Line of Credit in an amount of Three Million Dollars ($3,000,000.00) to HF Financial Corp., hereinafter called (“HFC” and/or “Borrower”).  HFC may use advances under this line of credit for: i) capital infusion to its subsidiaries to support growth and/or bank or branch acquisitions, ii) acquisition of bank holding companies, and iii) other liquidity needs.  Prior to the first year anniversary of this line of credit and on an annual basis thereafter, FTB will review the line of credit for possibly another one year extension.

The interest on the outstanding balance will be payable quarterly at a variable rate per annum on the outstanding balance.  The variable rate of interest shall be ¼% discount to First Tennessee’s Base Rate, which is currently 4.25%.  Thus, your borrowing rate today would equal 4.00%.

This indebtedness shall be governed by the following covenants and conditions:

1)              HFC shall obtain all the necessary regulatory approvals, if any, from any and all federal, state or other regulatory agency from which approval is necessary for the completion of this transaction.

2)              HFC shall execute all of the following in form and substance satisfactory to FTB:

a)              The Note;

b)             This Letter Agreement;

c)              HFC covenants and agrees with FTB that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender sell, transfer or otherwise dispose of any of its common capital stock in its subsidiaries now owned including Home Federal Bank and the subsidiaries of Home Federal Bank including Hometown Insurors, Inc., Mid-America Service Corporation, and PMD, Inc., (“Subsidiaries”) or hereafter acquired or create or grant a security interest, encumbrance, pledge or grant similar interest in the common stock of any of its “Subsidiaries”.

HF Financial Corp.
June 3, 2003

d)             Certified corporate resolutions of HFC authorizing the execution, delivery and performance of this Letter Agreement and of the other instruments and documents to be executed and delivered in connection herewith.

e)              HFC shall provide true and exact copies of the current financial statements of the HFC and along with the audit report and opinion of the HFC’s Certified Public Accountants.

3)              HFC agrees to the following covenants and conditions:

a)              Capital – Home Federal Bank (“Bank”) shall maintain at all times maintain a “Well Capitalized” rating as required by any applicable regulatory authority as such requirement may be revised from time to time; provided, however, Bank shall maintain a consolidated leverage ratio (Tier 1 Capital to tangible assets) of not less than 6.00% as calculated from their respective 3/31/03 Thrift Financial Report and subsequent quarterly Reports thereafter;

b)             Borrower on a consolidated basis to have an annualized return on average assets (“ROA”) as of the date of all financial reports required by regulatory authorities of not less than 60/100th’s of one percent (.60%);

c)              Borrower’ on a consolidated basis and Bank’s non-performing loans (those 90 days or more past due plus those on non-accrual plus those which have been renegotiated as defined by regulatory authorities) shall not exceed two and one-half percent (2.50%) of total loans as of the date of all financial reports as required by regulatory authorities;

d)             Bank shall maintain at all times loan loss reserves in amounts deemed adequate by all regulatory authorities with FTB to allow a cure period of 30 days to remedy any deficiencies of an inadvertent and immaterial nature;

e)              Borrower nor its subsidiaries shall create, incur or assume, contingent or otherwise, any additional indebtedness, except for the following indebtedness: (i) the indebtedness of HFC under this contemplated loan and (ii) operating expenses and trade payables incurred in the ordinary course of business and (iii) federal funds purchased and borrowings from the Federal Home Loan Bank in the ordinary course of business.  However, HFC may issue additional Trust Preferred Securities as needed so long as the issuance thereof will not materially affect the financial condition of HFC and/or the ability to service the debt of Lender.

f)                HFC may pay cash dividends without restriction provided an event of default has not occurred and default is not continuing or if the payment of such dividends would result in an event of default.

g)             HFC shall within (10) days after the transmission or receipt thereof, forward copies of all correspondence, memoranda or other written communication between any Regulatory Agency and Borrower, Bank or any subsidiary of HFC relating to any material safety and soundness issues provided such disclosure does not violate HFC compliance with applicable law or regulation..

h)             The issuance by or at the request of any bank regulatory authority of any Supervisory Action or the taking by Borrower or Bank of any action of the sort described herein to prevent or forestall the imposition by such bank regulatory authority of any such Supervisory Action, which may prohibit the payment of dividends to HFC from its subsidiaries an amount sufficient to service debt or could reasonably believed to cause such action in the future shall constitute an Event of Default with actual Declaration of Default being at the discretion of FTB.  “Supervisory Action” shall mean and include the issuance by any bank regulatory authority of a letter agreement or memorandum of understanding, cease and desist order, injunction, directive, restraining order, notice of charges, or civil money penalties (regardless of whether consented or agreed by to by the party to whom it is addressed), against HFC, Bank or any subsidiary or the directors or officers of any of them, whether temporary or permanent.  However, if such Supervisory Action is issued and HFC has no outstanding balance owed to Lender and HFC agrees that Lender is not required to advance any funds under this or any other facility going forth, the issuance of such Supervisory Action shall not be deemed an event of default.

i)                 Furnish to FTB as soon as available and in any event within 120 days after the end of each calendar year: (i) a copy of HFC’s 10K as filed with the Security Exchange Commission and (ii) a copy of HFC’s Annual Report.  Borrower shall provide quarterly Thrift Financial Reports and 10Q filings promptly as allowed by law or regulation upon the filing with the appropriate regulatory agency.

j)                 At the time of Borrower or Bank’s first knowledge or notice, furnish written notice or the occurrence of any event or the existence of any condition, which upon written notice or lapse of time or both would constitute an Event of Default under the terms of this Loan Agreement to FTB within Ten (10) days of HFC’s knowledge or notice.

If you are in agreement with the terms and conditions contained herein, please indicate your acceptance by signing in the space provided below.

Sincerely,

/s/ Marquis Sledge
Marquis Sledge
Vice President

Accepted this the 4th day of June, 2003

HF Financial Corp.

By:	/s/ Darrel L. Posegate
Title: EVP/CFO